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                          NOTE AND SECURITY AGREEMENT

Date:    January 2, 1995

Maker:   Champion Communication Services, Inc.

Payee:   Champion Communications Company

Place for Payment (include county):    Champion Communications Company
                                       3405 Milton, Suite 201
                                       Dallas, Dallas County, Texas 75205

Principal Amount:  Three Million, One Hundred Seventy-Seven Thousand Five
                   Hundred Five Dollars ($3,177,505)

Annual Interest Rate on Unpaid Principal from Date of Funding: The Prime Rate as set forth from time to time in The Wall Street Journal.

Terms of Payment (principal and interest): The entire principal amount plus accrued interest shall be paid on demand, and if no demand previously has been made, on the one-year anniversary date hereof.

Annual Interest Rate on Matured, Unpaid Amounts: Twelve percent (12%) per annum

         Maker promises to pay to the order of Payee at the place for payment and according to the terms of payment the principal amount plus interest at the rates stated above. All unpaid amounts shall be due by the final scheduled payment date.

         On default in the payment of this Note or in the performance of any obligation in any instrument securing or collateral to it, this Note and all obligations in all instruments securing or collateral to it shall become immediately due at the election of Payee. Maker and each surety, endorser, and guarantor waive all demands for payment, presentations for payment, notices of intention to accelerate maturity, protests, and notices of protest.

         If this Note or any instrument securing or collateral to it is given to an attorney for collection or enforcement, or if suit is brought for collection or enforcement, or if it is collected or enforced through probate, bankruptcy, or other judicial proceeding, then Maker shall pay Payee reasonable attorney's fees in addition to other amounts due.

         Nothing in this Note shall authorize the collection of interest in excess of the highest rate allowed by law.

         Each Maker is responsible for the entire amount of this Note.

         Maker hereby grants to Payee a security interest in and to 1,235 community repeaters, and 264 community repeaters acquired by Maker from Motorola, Inc. on November 1, 1994 and December 1, 1994, respectively, together with all assets related to the operation thereof, to secure the indebtedness evidenced hereby. This Note shall additionally constitute a security agreement for purposes of the Texas Uniform Commercial Code. In the event Payee defaults in the payment of this Note, Payee shall be entitled to all rights and remedies of a secured party under the Texas Uniform Commercial Code.

         The terms Maker and Payee and other nouns and pronouns include the plural if more than one.

                                         CHAMPION COMMUNICATION SERVICES, INC.

                                         By:  /s/ Albert F. Richmond
                                              ----------------------
                                         Printed Name: Albert F. Richmond
                                                       ------------------
                                         Address:  1111 Bagby, Suite 2121
                                                   Houston, Texas  77002